Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Reports Third Quarter and Nine-Month Results

For Immediate Release

Thursday, November 1, 2007

[Charlotte, NC] –– Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) reported results of operations for the third quarter and nine-month period ended September 29, 2007.

Highlights included:

•                  Sales for the quarter grew 3.1% to $256.2 million over the third quarter of 2006 and were $794.2 million, up 4.8%, for the first nine months compared to the prior year

•                  Gross profit for the quarter was up 12.9% compared to the third quarter of 2006 to $39.7 million. For the first nine months, gross profit was $130.0 million compared to $114.8 million the prior year, representing a 13.3% increase

•                  Adjusted EBITDA for the third quarter increased 13.3% over the third quarter of 2006 to $28.8 million and 15.0% for the first nine months compared to the prior year period to $92.6 million.

THIRD QUARTER RESULTS

Net sales for the third quarter of 2007 were $256.2 million, up $7.6 million or 3.1% compared to $248.6 million in the third quarter of 2006. Sales increases during the quarter were primarily driven by the impact of higher comparable selling prices resulting from an improved mix of sales and price increases to mitigate the effect of higher raw material costs as well as foreign currency movement. During the quarter, the company successfully completed its previously announced consolidation of the two U.S. plants into other locations. As a result of the plant closures and the company’s decision to exit certain lines of business with unacceptable profit levels, volumes in those businesses were lower. Additionally, the company began the reconfiguration of equipment in its Benson, North Carolina plant to enable the production of Spinlace® products in the fourth quarter which also resulted in lower volumes as the prior product platforms were discontinued. Offsetting these impacts were higher volumes and improved mix in the company’s Asian operations as the plant in Suzhou continued its ramp up during the quarter. Volumes and the mix of product sales in the Oriented Polymers (OPD) segment continue to remain depressed, primarily in Canada, due to poor market conditions.

Gross profit increased $4.5 million to $39.7 million for the third quarter, an increase of 12.9% over the prior year comparable period. Gross profit margin for the quarter also improved to 15.5% of sales compared to a gross profit margin for the third quarter of 2006 of 14.1%. Significant contributors to the company’s profitability were the previously mentioned improvement in profit mix and improvement in profitability at the Mooresville, North Carolina and Suzhou, China locations which were operating at better rates compared to the prior year. These improvements were partially offset by higher raw material costs compared to the prior year.

The company reported an operating loss for the third quarter of 2007 of $7.2 million primarily as a result of the recognition of $20.4 million of special charges resulting from the previously announced plant consolidations and non-cash asset impairment charges associated with certain Canadian operations and the closure of its Neunkirchen, Germany site. The after-tax impact of the special charges was $20.0 million, or $1.03 per share. SG&A was $26.1 million during the quarter compared to $25.3 million for the third quarter of 2006. As a percent of sales, SG&A expenses were 10.2% in both periods.

Polymer Group reported a net loss for the third quarter of $20.9 million or $1.08 per share compared to a net loss of $1.5 million, or $0.08 per share, the prior year.

Polymer Group’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “PGI continued to produce year-over-year improvement in underlying performance. Given the third quarter is seasonally the company’s weakest period, coupled with the impact of rising raw material costs during the quarter, I am pleased with our overall results and year-over-year growth.”

YEAR-TO-DATE RESULTS

For the nine months ended September 29, 2007, sales were $794.2 million, up $36.5 million, or 4.8%, from the same period in 2006 driven primarily by volume increases in the Nonwovens segment, the impact of passing through higher raw material prices and favorable foreign currency translations.

The company’s year-to-date gross profit was $130.0 million compared to $114.8 million the prior year, an increase of 13.3%. The gross profit margin for the first nine months was 16.4% compared to 15.1% the prior year as the company continued to increase profitability through an improved profit mix and better overall manufacturing costs.

Operating income in the first nine months of 2007 was $17.4 million compared to $13.0 million for the first nine months of the previous year. For the first nine months of 2007, the company’s operating income was negatively impacted by special charges totaling $30.2 million. The after-tax impact of these charges was $29.8 million or $1.54 per share. For the first nine months of 2006, operating income included $16.7 million of special charges, or $14.0 million net of taxes, equal to $0.72 per share. As a percent of sales, SG&A costs were 10.4% compared to 11.0% for the first nine months of 2006.

The company recorded a net loss for the first nine months of 2007 of $19.4 million or $1.00 per share compared to a net loss of $15.7 million or $0.81 per share for the same period the prior year.

ADJUSTED EBITDA

Adjusted EBITDA, a non-GAAP financial measure defined below, for the third quarter was $28.8 million, up 13.3% from $25.4 million the prior year due to higher sales and improved profit mix. For the first nine months, Adjusted EBITDA was $92.6 million, up $12.1 million, or 15.0% from $80.5 million for the first nine months of 2006.

CURRENT BUSINESS ENVIRONMENT AND OUTLOOK

Hagen stated, “The fundamentals of our business remain strong. The Nonwovens business continues to provide strong underlying performance and we are successfully implementing our key initiatives for 2007. PGI completed the installation of our new Spinlace® product capacity and start-up has initiated in the fourth quarter. The previously announced plant consolidations were completed in the third quarter with both plants closed and volume transitions underway. The Suzhou, China facility continues to improve its output and product mix, and we continue to see success with the roll out of new product platforms.”

“Notwithstanding our expected improvement in top line results, we expect the fourth quarter to be negatively impacted by significant, rapid increases in our raw materials costs, specifically polypropylene. These cost increases are not expected to be offset by sales price adjustments within the fourth quarter due to the timing of price increases with our customers under contract. Although we expect an improvement in operating profit in the fourth quarter over the third quarter due to lower special charges, our gross profit is expected to be relatively flat quarter-over-quarter.”

“Despite the challenges in the fourth quarter, the company still expects current strategic initiatives to produce strong growth in 2008. The line in Argentina is expected to begin start-up in the first quarter of next year and the Spinlace® product capacity expansion is expected to contribute significantly during the year along with continued improvement in our Asian operations. The recently announced capacity expansion in Mexico is expected to be complete in the second half of next year and to begin ramping up in the fourth quarter. We have organized ourselves to capitalize on our global scope with the addition of key global positions such as the role of chief operating officer and vice presidents of global R&D and marketing. As such, I am encouraged by our strong fundamentals and capacity for growth going forward,” said Hagen.

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined by the company, Adjusted EBITDA equals net income (loss) before income tax expense (benefit), interest expense net, depreciation and amortization, minority interests, write-off of loan acquisition costs, non-cash compensation, foreign currency and other (gain) loss, net, gains and losses from curtailment/ settlement of benefit plans, and special charges (including: asset impairment charges, restructuring and plant realignment costs, abandoned acquisition costs, investigation and executive termination costs and arbitration settlements). The company presents Adjusted EBITDA because it is generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans and it is generally consistent with the definition in our credit facility that is used as a basis for determining our compliance with several covenants thereunder. In addition, the company considers Adjusted EBITDA an important supplemental measure of our performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Included in this release is a reconciliation of net income (loss) to Adjusted EBITDA, which illustrates the difference in these measures of operating performance.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 19 manufacturing and converting facilities in 9 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes in selling prices to customers which are based, by contract, on changes to an underlying index; domestic and foreign competition; reliance on major customers and suppliers; achievement of objectives for strategic acquisitions and dispositions; and risks related to operations in foreign jurisdictions. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President — Strategic Planning & Communication

(704) 697-5186

normand@pginw.com

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Three Months Ended September 29, 2007,
Three Months Ended June 30, 2007 and
Three Months Ended September 30, 2006
(In Thousands, Except Per Share Data)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	September 29,	June 30,	September 30,
	2007	2007	2006

Net sales	$256,186	$271,015	$248,586

Cost of goods sold	216,515	226,727	213,456

Gross profit	39,671	44,288	35,130

Selling, general and administrative expenses	26,097	28,268	25,311

Special charges, net	20,350	3,520	853
Foreign currency (gain) loss, net	464	(398)	(1,152)

Operating income (loss)	(7,240)	12,898	10,118

Other expense (income):
Interest expense, net	8,666	8,087	7,479
Other (gain) loss, net	(615)	403	55

Income (loss) before income tax expense and minority interests	(15,291)	4,408	2,584

Income tax expense	5,219	2,521	3,443
Minority interests, net of tax	400	644	656

Net income (loss)	$(20,910)	$1,243	$(1,515)

Average common shares outstanding	19,388	19,300	19,300

Income (loss) per common share:
Basic	$(1.08)	$0.06	$(0.08)

Diluted	$(1.08)	$0.06	$(0.08)

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Nine Months Ended September 29, 2007 and
Nine Months Ended September 30, 2006
(In Thousands, Except Per Share Data)

	Nine Months	Nine Months
	Ended	Ended
	September 29,	September 30,
	2007	2006

Net sales	$794,238	$757,733

Cost of goods sold	664,241	642,946

Gross profit	129,997	114,787

Selling, general and administrative expenses	82,807	83,264

Special charges, net	30,247	16,752
Foreign currency (gain) loss, net	(436)	1,820

Operating income	17,379	12,951

Other expense (income):
Interest expense, net	24,887	21,076
Other (gain) loss, net	(2,014)	1,110

Loss before income tax expense and minority interests	(5,494)	(9,235)

Income tax expense	12,328	4,558
Minority interests, net of tax	1,555	1,879

Net loss	$(19,377)	$(15,672)

Average common shares outstanding	19,346	19,291

Loss per common share:
Basic	$(1.00)	$(0.81)

Diluted	$(1.00)	$(0.81)

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)
(In Thousands)

	September 29,	December 30,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$36,015	$32,104
Accounts receivable, net	133,787	129,287
Inventories	145,669	132,530
Other	29,123	22,318
Total current assets	344,594	316,239

Property, plant and equipment, net	419,952	411,054
Intangibles and loan acquisition costs, net	9,121	10,206
Other assets	6,341	4,598
Total assets	$780,008	$742,097

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$148,093	$144,313
Current portion of long-term debt and short-term borrowings	34,678	8,740
Taxes payable	3,940	3,739
Total current liabilities	186,711	156,792

Long-term debt	400,749	402,416
Other noncurrent liabilities	60,567	57,139
Total liabilities	648,027	616,347
Minority interests	19,112	16,654

Shareholders’ equity	112,869	109,096
Total liabilities and shareholders’ equity	$780,008	$742,097

POLYMER GROUP, INC.

Selected Financial Data

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	September 29,	June 30,	September 30,
	2007	2007	2006

Selected Financial Data
Depreciation and amortization expense included in operating income	$14,191	$14,356	$14,730

Noncash compensation costs	$1,047	$897	$884

Amortization of loan acquisition costs	$345	$344	$333

Capital expenditures	$26,063	$9,347	$16,850

Adjusted EBITDA

The following table reconciles net income(loss) to Adjusted EBITDA for the periods presented:

Note: Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income under GAAP

Net income (loss)	$(20,910)	$1,243	$(1,515)
Income tax expense	5,219	2,521	3,443
Interest expense, net	8,666	8,087	7,479
Depreciation and amortization expense included in operating income	14,191	14,356	14,730
Minority interests, net of tax	400	644	656
Non-cash compensation	1,047	897	884
Foreign currency and other (gain) loss, net	(151)	5	(1,097)
Special charges, net	20,350	3,520	853

Adjusted EBITDA	$28,812	$31,273	$25,433

	Nine Months	Nine Months
	Ended	Ended
	September 29,	September 30,
	2007	2006

Selected Financial Data

Depreciation and amortization expense included in operating income	$42,751	$43,731

Noncash compensation costs	$2,655	$5,252

Amortization of loan acquisition costs	$1,034	$1,002

Capital expenditures	$46,373	$63,288

Adjusted EBITDA

The following table reconciles net income(loss) to Adjusted EBITDA for the periods presented:

Note: Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income under GAAP

Net income (loss)	$(19,377)	$(15,672)
Income tax expense	12,328	4,558
Interest expense, net	24,887	21,076
Depreciation and amortization expense included in operating income	42,751	43,731
Minority interests, net of tax	1,555	1,879
Non-cash compensation	2,655	5,252
Foreign currency and other (gain) loss, net	(2,450)	2,930
Special charges, net	30,247	16,752

Adjusted EBITDA	$92,596	$80,506